Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Reaches Agreement to Sell Temple-Inland Building Products Division for $750 Million

Announces Changes to Pension Expense Reporting

December 13, 2012 – International Paper (NYSE: IP) today announced that it has reached an agreement to sell its Temple-Inland Building Products division to Georgia-Pacific LLC for $750 million in cash, subject to certain pre- and post-closing adjustments.

The assets to be sold include 16 manufacturing facilities - five solid wood mills, four particleboard plants, two medium-density fiberboard plants, one fiberboard plant and four gypsum wallboard plants.

“While not core to IP’s strategy, Temple-Inland Building Products is an industry leader,” said John Faraci, Chairman and Chief Executive Officer. “I am pleased to have reached a deal that recognizes the strength of the business and provides excellent value for IP shareowners.”

Temple-Inland Building Products facilities are located across eight states, primarily in the southeastern and eastern portions of the United States, with access to five of the top 12 housing markets.

The transaction is expected to be completed in the first quarter of 2013, subject to satisfaction of various closing conditions, including obtaining required governmental approvals. IP intends to use the proceeds from the sale to reduce its debt.

Additionally, the Company announced its intention to report a new (Non-GAAP) adjusted EPS measure, “Operating Earnings,” beginning with our fourth quarter 2012 earnings release. Operating earnings is defined as earnings from continuing operations (GAAP) excluding special items and non-operating pension expense, which is impacted by changes in interest rates and plan returns. Significant declines in interest rates over the past several years have caused an extraordinary increase in certain components of pension expense that the Company considers to be unrelated to underlying operating performance. This move will thereby reduce the volatility in earnings from non operational factors and improve the transparency of the performance of current operations. For the nine-month period ended Sept. 30, 2012, non-operating pension expense was approximately $.18 per share on a continuing operations basis. The Company will provide further information concerning the new reporting format with our next quarterly earnings release.

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2011 were $26 billion. Temple-Inland Inc., which was acquired in February 2012, had 2011 net sales of $4 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Forward-Looking Statements

Certain statements in this press release regarding the proposed transaction may be considered “forward-looking statements,” such as statements relating to the expected use of proceeds from the transaction and whether and when the transaction will close. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the receipt of governmental and other approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (ii) the successful closing of the transaction within the estimated timeframe; (iii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iv) global economic conditions and political changes; and (v) other factors that can be found in our press releases and filings with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731 and Michele Vargas, 901-419-7287